UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 31, 2007
Chevron Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-368-2	94-0890210

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer No.)

6001 Bollinger Canyon Road, San Ramon, CA	94583

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (925) 842-1000
None
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
On January 31, 2007, the Board of Directors of Chevron Corporation approved amendments to Article II of the Company’s By-Laws to provide that the position of Chairman of the Board shall be elected by the Board annually at the Board meeting held immediately following the Annual Meeting of Stockholders. Previously, Article II provided that the Chairman shall be the Chief Executive Officer. The Board also approved conforming changes to effect the foregoing.
In addition, the Board approved amendments to Article IV, Section 3 of the By-Laws to change the vote standard for the election of directors from a plurality to a majority of votes cast in uncontested elections. A majority of the votes cast means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director, excluding abstentions. If a nominee who already serves as a director is not elected, the director shall offer to tender his or her resignation to the Board. The Board Nominating and Governance Committee will make a recommendation to the Board on the action to be taken with respect to such offer of resignation. In contested elections, where the number of nominees exceeds the number of directors to be elected, the vote standard will continue to be a plurality of votes cast. In addition, the Board approved a technical amendment to Article IV, Section 3 to make it clear that, pursuant to Article VII of the By-Laws, approval of a majority of votes outstanding is required for the stockholders to amend the By-Laws.
Item 9.01   Financial Statements and Exhibits.
The following exhibit is filed as part of this report.

(d)	Exhibits.

	Number	Exhibit

	3.1	Chevron Corporation By-Laws.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: February 5, 2007

CHEVRON CORPORATION
By:	/s/ Christopher A. Butner
Christopher A. Butner
Assistant Secretary